INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Annual Statement on Form 10-KSB for the fiscal year ended December 31, 1995 of our report dated June 1, 1996, which expresses an unqualified opinion on the balance sheets of Synergistics, Inc. as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended.



/S/LIVINGSTON & HAYNES, P.C.
Wellesley, Massachusetts
December 30, 1996